Exhibit 3.1(i)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL FIGHT LEAGUE, INC.

Pursuant to Section 242 of the General
Corporation Laws of the State of Delaware

The certificate of incorporation of International Fight League, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), is hereby amended by deleting the first sentence of the Article FOURTH and replacing it in its entirety with the following:

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty-One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of $0.01 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $0.01 per share.

The foregoing amendment was adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 28th day of June, 2007.

International Fight League, Inc.

By:	/s/ Michael C. Keefe
Michael C. Keefe
President, Legal and Business Affairs and Corporate Secretary